EXHIBIT 10.3
AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT (this “Amendment”) is made and entered into as of January 1, 2013 (the “Effective Date”) between MATTHEW R. FELDMAN (the “Executive”) and the FEDERAL HOME LOAN BANK OF CHICAGO (the “Bank”).

RECITALS:

A. The Executive and the Bank are parties to that certain Employment Agreement dated as of January 1, 2011 (the “Agreement”); and

B. The parties wish to amend the Agreement in one respect.

NOW, THEREFORE, in consideration of the premises, it is agreed as follows:

1. Sections 4(b)(i) and (ii) of the Agreement are hereby amended in their entirety to read as follows:

(i)
Incentive Plans. The Executive has been the sole participant in the President’s Incentive Compensation Plan effective January 1, 2011 (the “President’s Short-term Plan”). Pursuant to this Amendment, the Executive now becomes a Participant in the President and Executive Team Incentive Compensation Plan effective as of January 1, 2013 (the “New Plan”). The Executive agrees that as of January 1, 2013 he will no longer participate in the President’s Short-term Plan, which has been superseded pursuant to the provisions of the New Plan, nor in any of the Bank’s other short-term incentive compensation plans (other than the New Plan). Notwithstanding the foregoing, Mr. Feldman remains eligible to receive (a) the final deferred portion of his incentive award for the 2011 plan year under the President’s Short-term Plan, subject to that plan’s terms and conditions for payment; and (b) any awards to which he becomes entitled pursuant to Sections 5.4(a) and (b) of the New Plan (which for purposes of clarity refer to current performance periods and a special “gap year” performance period under the Bank’s Key Employee Long Term Incentive Compensation Plan), subject to that plan’s terms and conditions for payment.

(ii)
The Executive will be entitled to receive all applicable incentive awards under the New Plan with respect to each fiscal year during the Term of the Agreement if he attains the performance objectives to be mutually agreed upon by the Board and the Executive for each such fiscal year for each such plan. Such incentive awards, if any, for a given year shall be paid in accordance with the terms of the respective plan or as otherwise required to comply with the short-term deferral rules of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

3.    Except as amended by this document, the Agreement shall remain in full force and effect and is hereby ratified, approved, and confirmed in all respects.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the Effective Date.

FEDERAL HOME LOAN BANK OF CHICAGO	/s/ Matthew R. Feldman
Matthew R. Feldman

By: /s/ Thomas L. Herlache	Dated: July 23, 2013
Name: Thomas L. Herlache
Title: Chairman of the Board of Directors
Dated: July 23, 2013